Offer to Exchange
0.6896 of a Share of Common Stock
of
UtiliCorp United Inc.
for
Each Outstanding Share of Class A Common Stock
of
Aquila, Inc.

This offer is open to all holders of shares of Class A common stock of Aquila.

  This Offer, and the Right to Withdraw Aquila Shares Tendered Into This Offer, Will Expire at 5:00 p.m., New York City time, on January 4, 2002, Unless We Extend This Offer.

December 3, 2001

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

    We are offering to exchange 0.6896 of a share of UtiliCorp common stock for each outstanding share of Class A common stock of Aquila, upon the terms and subject to the conditions set forth in our prospectus, dated December 3, 2001, and in the related letter of transmittal (as they may be amended or supplemented). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Aquila shares registered in your name or in the name of your nominee.

    This offer is subject to several conditions set forth in the prospectus, which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

    For your information and for forwarding to your clients, we are enclosing the following documents:

        1.  Our prospectus, dated December 3, 2001.

        2.  The letter of transmittal, including a Substitute Form W-9, for your use in accepting our offer and tendering Aquila shares. Facsimile copies of the letter of transmittal with manual signature(s) may be used to tender Aquila shares.

        3.  The notice of guaranteed delivery that may be used to accept the offer (a) if certificates evidencing Aquila shares are not immediately available, (b) if those certificates and all other required documents cannot be delivered to UMB Bank, n.a., the exchange agent, by the expiration of the offer, or (c) if the procedures for book-entry transfer cannot be completed by the expiration of the offer.

        4.  A printed form of letter you may send to your clients for whose accounts you hold Aquila shares registered in your name or in the name of your nominee, with space for obtaining the clients' instructions with regard to the offer.

        5.  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

        6.  A return envelope addressed to the exchange agent for your use only.

    YOUR ATTENTION IS DIRECTED TO THE FOLLOWING:

        1.  The consideration per Aquila share will be 0.6896 of a UtiliCorp share.

        2.  Our offer is being made for all outstanding Class A shares of Aquila.

        3.  Our offer and the right to withdraw shares tendered into our offer, will expire at 5:00 p.m., New York City time, on January 4, 2002, unless we extend the offer.

        4.  We will not acquire any Aquila shares in our offer unless Aquila stockholders other than directors and executive officers of UtiliCorp tender into the offer a majority of Aquila's outstanding Class A shares. We will not waive this condition. Our offer is also subject to several other conditions which you should review in detail. See "The Offer—Conditions of the Offer" in the prospectus.

        5.  If we successfully complete our offer, we will effect a "short-form" merger as soon as possible after we complete the offer, unless we are prevented from doing so by a court. In this merger, each Class A share of Aquila remaining outstanding will be converted into the same consideration that Aquila stockholders receive pursuant to our offer, unless an Aquila stockholder properly perfects appraisal rights.

        6.  We will pay cash in lieu of any fraction of a UtiliCorp share to which an Aquila stockholder would otherwise be entitled. An Aquila stockholder who fails to complete and sign the Substitute Form W-9 may be subject to a required federal backup withholding tax on any cash payment to that stockholder pursuant to this offer.

    Upon the terms and subject to the conditions of the offer (including, if this offer is extended or amended, the terms and conditions of the extension or amendment), we will accept for exchange Aquila shares which are validly tendered prior to the expiration of the offer and not properly withdrawn when, as and if we give oral or written notice to the exchange agent of our acceptance of those Aquila shares for exchange pursuant to this offer. Delivery of UtiliCorp shares pursuant to this offer will in all cases be made only after timely receipt by the exchange agent of (1) (a) certificates for those Aquila shares, or timely confirmation of a book-entry transfer of Aquila shares into the exchange agent's account at The Depository Trust Company, pursuant to the procedures we describe in "The Offer—Procedure for Tendering Shares" of the prospectus and in the letter of transmittal, and (b) a properly completed and duly executed letter of transmittal, or a properly completed and manually signed facsimile copy of it, with any required signature guarantees all other documents required by the letter of transmittal, or (2) an "agent's message" in connection with a book-entry transfer as described in the letter of transmittal and in our prospectus.

    Neither UtiliCorp nor any officer, director, stockholder, agent or other representative of UtiliCorp will pay any fees or commissions to any broker or dealer or other person, other than the information agent and the exchange agent as described in the prospectus, in connection with soliciting tenders of Aquila shares pursuant to this offer.

    UtiliCorp will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

We urge you to contact your clients as promptly as possible. Please note that this offer, and the right to withdraw shares tendered into this offer, expire at 5:00 p.m., New York City time, on January 4, 2002, unless we extend this offer.

    In order to take advantage of this offer, (1) a duly executed and properly completed letter of transmittal, or a properly completed and manually signed facsimile copy of it, with any required signature guarantees, and any other required documents, should be sent to the exchange agent, and certificates representing the tendered Aquila shares should be delivered or those Aquila shares should be tendered by book-entry transfer to the exchange agent, or (2) an agent's message in connection with a book-entry transfer of the Aquila shares should be delivered to the exchange agent, all in accordance with the instructions set forth in the letter of transmittal and in our prospectus.

    If holders of Aquila shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer by the expiration of the offer, a tender may be effected by following the guaranteed delivery procedures specified in the prospectus under "The Offer—Guaranteed Delivery" and in the letter of transmittal.

    Any inquiries you may have with respect to this offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent for the offer at its address and telephone number set forth on the back cover of the prospectus.

    Nothing contained in the offer or in the enclosed documents will constitute you or any person as the agent of UtiliCorp, the information agent, the exchange agent or any of their affiliates, or authorize you or any other person to make any statement or use any document or make any statement on behalf of any of them in connection with the offer, other than the documents enclosed with this offer and the statements contained in those documents.